
           RATIO OF EARNING TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the years ended September 30:

                                                 2004           2003            2002            2001            2000
Earnings
   Income before income taxes                $ 9,123,908    $ 6,118,869     $ 4,509,104     $ 3,350,420     $ 2,912,363
   Fixed Charges                             $ 9,530,660    $ 9,828,120     $10,132,876     $ 9,844,021     $ 8,612,467
                                             --------------------------------------------------------------------------
      Earnings                               $ 18,654,567   $ 15,946,989    $14,641,980     $13,194,441     $11,524,830
                                             ==========================================================================
Fixed Charges
   Interest                                  $ 9,063,272    $ 9,325,322     $ 9,598,667     $ 9,454,989     $ 8,334,493
   Estimated interest within rental expense    $ 467,388      $ 502,798     $   534,209     $   389,032     $   277,974
                                             --------------------------------------------------------------------------
      Fixed Charges                          $ 9,530,660    $ 9,828,120     $10,132,876     $ 9,844,021     $ 8,612,467
                                             ==========================================================================

Ratio of earnings to fixed charges                  1.96           1.62            1.44            1.34            1.34


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